Exhibit 99.1

405 S 8th Street #201, Boise, ID 83702

NEWS RELEASE

March 31, 2022

Perpetua Resources Strengthens Board with Appointment of Laura Dove

Extensive public affairs and government relations expertise further enhances the Board’s broad experience and gender diversity.

Appointment further strengthens Perpetua’s ability to support America’s critical mineral supply chains.

BOISE, ID – Perpetua Resources Corp. (Nasdaq: PPTA / TSX: PPTA) (“Perpetua Resources” or “Perpetua” or the “Company”) announced the appointment of Laura Dove to the Company’s Board of Directors effective immediately.

Laura Dove brings three decades of external affairs and stakeholder management experience to Perpetua. Ms. Dove most recently served as Senior Director of the Ford Motor Company where she led federal government relations, focused on the car maker’s move to electrification and helping Ford promote a robust critical minerals supply chain policy. She also served as Chair of the Executive Committee of the Alliance for Automotive Innovation and as the Washington representative for the Business Roundtable, U.S. Chamber of Commerce and National Association of Manufacturers. Prior to her role with Ford, Ms. Dove served as Secretary for the Majority of the U.S. Senate for seven years. Ms. Dove holds a Master’s degree in English from the University of Virginia and a Bachelor of Arts degree in English and Music from the University of North Carolina, Chapel Hill.

“I am excited to welcome Laura to Perpetua’s Board at a time when our nation’s critical mineral supply chain is particularly at risk,” said Marcelo Kim, Chairman of Perpetua Resources. “Laura brings unique perspectives and relevant experience which will further help Perpetua establish itself as having one of America’s most important critical mineral projects and a world class gold project. These complementary economic drivers for our project reinforce one another, which I believe makes the project a more durable resource for U.S. economic and national security.”

Perpetua’s vision is to develop one of the highest-grade open pit gold mines in the U.S., provide the country with a critical mineral required for national security and clean energy while restoring an abandoned mine site. As a publicly traded company, Perpetua Resources is dedicated the highest corporate governance practices. The Company is also committed to building and maintaining a culture of diversity, equity and inclusion from the top down, beginning with its Board of Directors. With the appointment of Ms. Dove, Perpetua’s Board has over 20% female representation and the Perpetua team has achieved over 40% gender diversity with over 65% female senior leadership.

“From the beginning, Perpetua has been focused on being part of the solution,” said Ms. Dove. “I am thrilled to be part of a modern mining team that prioritizes community partnerships and has designed a project intended to leave the environment better than when they found it. Perpetua is uniquely positioned to play a crucial role in mitigating our nation’s critical mineral supply chain risks and I am excited to join the Board.”

Responsible Mining. Critical Resources. Clean Future.

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For further information about Perpetua Resources Corp., please contact:

Chris Fogg

Investor Relations Manager

chris.fogg@perpetuacorp.us

Info@perpetuacorp.us

Mckinsey Lyon

Vice President External Affairs

media@perpetua.us

Website: www.perpetuaresources.com

About Perpetua Resources and the Stibnite Gold Project

Perpetua Resources Corp., through its wholly owned subsidiaries, is focused on the exploration, site restoration and redevelopment of gold-antimony-silver deposits in the Stibnite-Yellow Pine district of central Idaho that are encompassed by the Stibnite Gold Project. The Project is one of the highest-grade, open pit gold deposits in the United States and is designed to apply a modern, responsible mining approach to restore an abandoned mine site and produce both gold and the only mined source of antimony in the United States. Further advancing Perpetua Resources’ ESG and sustainable mining goals, the Project will be powered by the lowest carbon emissions grid in the nation and a portion of the antimony produced from the Project will be supplied to Ambri, a US-based company commercializing a low-cost liquid metal battery essential for the low-carbon energy transition. In addition to the company’s commitments to transparency, accountability, environmental stewardship, safety and community engagement, Perpetua Resources adopted formal ESG commitments which can be found here.

Forward-Looking Information

Statements contained in this news release that are not historical facts are "forward-looking information" or "forward-looking statements" (collectively, "Forward-Looking Information") within the meaning of applicable Canadian securities legislation and the United States Private Securities Litigation Reform Act of 1995. Forward-Looking Information includes, but is not limited to, disclosure regarding possible events, next steps and courses of action including plans with respect to the Stibnite Gold Project and the success of such project. In certain cases, Forward-Looking Information can be identified by the use of words and phrases or variations of such words and phrases or statements such as "anticipate", “expect”, “plan”, “likely”, “believe”, “intend”, “forecast”, “project”, “estimate”, "potential", "could", "may", "will", "would" or “should”. Forward-Looking Information in this news release are based on certain material assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Perpetua Resources to be materially different from any future results, performance or achievements expressed or implied by the Forward-Looking Information. Such risks and other factors include those factors discussed in Perpetua Resources' public filings with the U.S. Securities and Exchange Commission (the “SEC”) and its Canadian disclosure record. Although Perpetua Resources has attempted to identify important factors that could affect Perpetua Resources and may cause actual actions, events or results to differ materially from those described in Forward-Looking Information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that Forward-Looking Information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on Forward-Looking Information. For further information on these and other risks and uncertainties that may affect the Company’s business, see the “Risk Factors” section of the Company’s filings with the SEC, which are available at www.sec.gov and with the Canadian securities regulators, which are available at www.sedar.com. Except as required by law, Perpetua Resources does not assume any obligation to release publicly any revisions to Forward-Looking Information contained in this news release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Responsible Mining. Critical Resources. Clean Future.

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